Exhibit 99.1

Universal Biosensors, Inc.

ARBN 121 559 993

1 Corporate Avenue

Rowville Victoria 3178

Australia

Telephone +61 3 9213 9000

Facsimile +61 3 9213 9099

Email info@universalbiosensors.com

www.universalbiosensors.com

26 June 2019

Business Update

Universal Biosensors, Inc. (UBI) is pleased to provide an update on the following matters:

•	Cash update

•	CEO Transition

Cash Update

In our ASX release of 8 March 2019, we provided guidance on our cash position as at 30 June 2019 which was estimated to be between $45.5 million to $46.5 million.

The Company has increased its forecast and now expects its cash position as at 30 June 2019 to be between $51.0 million to $52.0 million.

Our cash position as at 30 September 2019, excluding any one-off items and any outcome of the Siemens negotiations is expected to be between $49.8 million to $50.8 million.

CEO Transition

The Board has appointed Mr. Salesh Balak, UBI’s Chief Financial Officer and Company Secretary, as its interim Principal Executive Officer. This appointment will be effective from 15 July 2019 being the current CEO’s last date with the Company. The appointment is on an interim basis until the Company has more clarity on its strategic direction which is highly dependent on the outcome of its commercial discussions and negotiations with Siemens.

During the interim period, the Company will be run by an Executive Committee chaired by Mr. Salesh Balak. The Executive Committee includes Mr. Balak, Ms. Judy Andrews, Director, Operations and Manufacturing Engineering and Ms. Sarah Phillips, Director, Program Management & Clinical Affairs.

Ends

Enquiries:

Mr. Rick Legleiter

Mr. Salesh Balak

+61 3 9213 9000

About Universal Biosensors

For additional information regarding Universal Biosensors, refer to: http://www.universalbiosensors.com. Universal Biosensors is a specialist medical diagnostics company, founded in 2001, that is focused on the development, manufacture and commercialisation of a range of in vitro diagnostic tests for point-of-care use. These tests capitalise on a technology platform which uses a novel electrochemical cell that can be adapted for multiple analytes and provide for enhanced measurements in whole blood.

Forward-Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of the US Securities Exchange Act of 1934. Forward-looking statements in this release include statements regarding our expectations, beliefs, hopes, intentions or strategies. All forward-looking statements included in this release are based upon information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. Our actual results could differ materially from our current expectations. We cannot assure you when, if at all, the proposals outlined in this release will occur, and the terms of any such proposal are subject to change. Factors that could cause or contribute to such differences include, but are not limited to, factors and risks disclosed from time to time in reports filed with the SEC.